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                    TO THE SHAREHOLDERS OF THE BANK OF HEMET

    We recently sent you the proxy statement/prospectus for our Annual Meeting and a green set of materials for the custody and exchange of shares in the proposed acquisition of our bank by Pacific Community Banking Group.

                                   CORRECTION

    We wish to correct an item of information in those materials. The Instructions on page 4 state that you would receive five copies of the Custody Agreement, Letter of Transmittal, Power of Attorney and Offer of Sale (the "Agreement"). In fact, you received only one copy. THIS IS TO ADVISE YOU THAT YOU WILL ONLY NEED TO SIGN AND RETURN ONE COPY OF THE AGREEMENT, TOGETHER WITH YOUR STOCK CERTIFICATE(S).

    Follow the instructions on page 4 of the Instructions regarding how to complete the Agreement. After you send the signed Agreement to U.S. Stock Transfer Corporation, a copy of the signature page of your Agreement, countersigned by U.S. Stock Transfer Corporation, will be returned to you, upon request. If you wish to retain a copy of the entire text of the Agreement, you may photocopy it before sending.

    In addition, the Stock Power included in your materials inadvertently refers to the wrong bank in the last line of text. Please replace the words "Valley Bank" with "The Bank of Hemet" in the line above the signature. If you do not make this replacement, the Exchange Agent will do it for you.

                                    REMINDER:
THE RIGHT TO PARTICIPATE IN THE PUBLIC OFFERING WILL EXPIRE AT 5:00 P.M., JULY 23, 1999, CALIFORNIA TIME. U.S. STOCK TRANSFER CORPORATION MUST RECEIVE YOUR AGREEMENT AND STOCK CERTIFICATE(S) BY THAT TIME.